Exhibit 2.2
EXECUTION VERSION
FIRST AMENDMENT
TO
SHARE PURCHASE AGREEMENT
          This Amendment to Share Purchase Agreement (this or the “Amendment”), dated as of November 26, 2009, by and among Robin Hood Holdings Limited, a Malta private limited liability company (the “Company”), Arrow Pharmaceutical Holdings Ltd., a Malta private limited liability company and wholly-owned subsidiary of the Company (“APH”), Cobalt Laboratories, Inc. a Delaware corporation and wholly-owned subsidiary of APH (“Cobalt”), Arrow International Ltd., a Malta private limited liability company and wholly-owned subsidiary of the Company (“AIL”), Arrow Supplies Ltd., a Malta private limited liability company and wholly-owned subsidiary of the Company (“ASL”), Watson Pharmaceuticals, Inc., a Nevada corporation (“Parent”), Watson Pharma S.À.R.L., a Luxembourg private limited liability company and wholly-owned subsidiary of Parent (“Purchaser”), Watson Cobalt Holdings, LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“Cobalt Holdings”), the shareholders of the Company listed on Annex A hereto (collectively, the “Sellers”), and Anthony Selwyn Tabatznik, an individual solely with respect to Section 6.15 of the Agreement (as defined below) and related provisions (the “Shareholders’ Representative,” and together with the Company, APH, Cobalt, AIL, ASL, Parent, Purchaser, Cobalt Holdings and the Sellers, the “parties”).
RECITALS
          WHEREAS, on June 16, 2009, the Company, Parent, the Sellers listed on Annex A to the Agreement on such date and the Shareholders’ Representative entered into the Share Purchase Agreement (as amended by this Amendment and as it otherwise may be amended, supplemented or modified from time to time, the “Agreement”);
          WHEREAS, the parties hereto desire to amend the Agreement to, among other things, add additional parties to the Agreement and modify the structure of certain transactions contemplated by the Agreement; and
          WHEREAS, capitalized terms used herein and not defined shall have the meanings assigned thereto in the Agreement.
          NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:
     1. Each of APH, Cobalt, AIL, ASL, Purchaser, Cobalt Holdings and the Sellers who were not a party to the Agreement (“New Sellers”) hereby accede to the Agreement. Each of the New Sellers assumes all obligations of a “Seller” under the Agreement and shall be assigned a pro rata interest in the relevant rights of a Seller under the Agreement, in each case to the same extent as though they had been a party to the Agreement as initially entered into.

     2. The definition of “Excluded Taxes” set forth in Section 1.1 of the Agreement is hereby amended and restated in its entirety as follows:
                    “Excluded Taxes” shall mean any liability, without duplication, for (a) Taxes of the Company and its Subsidiaries for any Pre-Closing Period (other than Buyer Assumed Taxes); (b) Taxes resulting from (i) any breach or inaccuracy of any representation or warranty contained in Section 3.12(b), (c) or (d), (ii) any breach or inaccuracy of any representation or warranty contained in Section 3.12 other than Sections 3.12(b), (c) or (d) or (iii) any breach of any of the covenants and agreements set forth in Section 6.4(l), 6.4(m), 6.18, 10.3, 10.4 or 10.5 (provided, however, that in the case of (b)(ii) and (b)(iii) only to the extent such Taxes arise in a Pre-Closing Period); and (c) Taxes of Sellers, provided, however, that Excluded Income Taxes of the Company or any Maltese Affiliate, shall be calculated net of any Income Tax refund paid by the Maltese Inland Revenue Department pursuant to Article 48 of the Maltese Income Tax Management Act and attributable to the same Tax period to which the Excluded Income Tax relates. For purposes of this Agreement, in determining the Taxes attributable to the Pre-Closing Period included in any Straddle Period, (i) Taxes other than income, sales and use and withholding Taxes of the Company and its Subsidiaries shall be equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days during the Straddle Period that are in the Pre-Closing Period and the denominator of which is the number of calendar days in the entire Straddle Period (provided, however, that in the case of ad valorem Taxes, no Tax attributable to property that was not held during the portion of the Straddle Period ending on or before the Closing shall be allocable to the taxable period that is deemed to end on the Closing Date, and no Tax attributable to property that was not held during the portion of the Straddle Period beginning after the Closing shall be allocable to the taxable period that is deemed to begin after the Closing Date); and (ii) income, sales and use and withholding Taxes of the Company and its Subsidiaries shall be computed as if such taxable period ended as of the end of the day on the Closing Date.
     3. Section 1.1 of the Agreement is hereby amended by adding the following:
                    “US IP Rights” shall have the meaning set forth on Section 1.1(d) of the Company Disclosure Letter.
     4. Article I of the Agreement is hereby amended by adding the following Section 1.4 immediately following Section 1.3:
                    1.4 Restructuring.
                         (a) Prior to the Closing, and prior to the transactions described in Sections 1.4(b)-(g), APH shall sell all of its equity interests in Cobalt to the Company, in exchange for the satisfaction of a portion of the outstanding intercompany payable owed by APH to the Company in an amount equal to APH’s $267,000 carrying value in its equity interests in Cobalt.
                         (b) Prior to the Closing, and prior to the transactions described in Sections 1.4(c)-(g), the Company shall acquire all of the outstanding Cobalt Common Stock that it does not own following the purchase described in Section 1.4(a). As a result of the purchases of the equity interests in Cobalt as described in Section 1.4(a) and this Section 1.4(b), except as set forth on Section 4.8 of the Sellers Disclosure Letter, the Company shall own one hundred percent (100%) of the outstanding shares of Cobalt Common Stock (collectively, together with any subsequently issued and outstanding shares of Cobalt Common Stock, the “Cobalt Common Shares”).
                         (c) Prior to the Closing, and prior to the transactions described in Sections 1.4(d)-(g), ASL shall sell its interest in its intercompany note receivable from Cobalt in an amount equal to $58,048,036 (the “Cobalt Note”) to the Company, in exchange for a note receivable from the Company in an amount equal to $58,048,036.
                         (d) Prior to the Closing, and prior to the transactions described in Sections 1.4(e)-(g), the Company shall transfer its interest in the Cobalt Note to Cobalt as a conditional contribution (the “Capitalization”). Cobalt shall not issue any equity or other interests to APH in consideration for the Capitalization.
                         (e) Prior to the Closing, and prior to the transactions described in Sections 1.4(f)-(g), AIL shall sell all of its equity interests in Cobalt to the Company, in exchange for the satisfaction of a portion of the outstanding intercompany payable owed by AIL to the Company in an amount equal to AIL’s $10,000,800 carrying value in its equity interests. Following this sale of AIL’s equity interests in Cobalt to the Company (the “Cobalt Preferred Stock Transfer”), the Company shall own one hundred percent (100%) of the outstanding preferred stock equity interests of Cobalt (the “Cobalt Preferred Shares”).
                         (f) Prior to the Closing, and prior to the transaction described in Section 1.4(g), the Company shall transfer all of the Cobalt Preferred Shares to Cobalt in exchange for one (1) newly issued share of Cobalt Common Stock. Following this exchange, and prior to the Share Repurchase (defined below), Cobalt shall cancel all of the Cobalt Preferred Stock.
                         (g) Prior to the Closing, and following the consummation of the transactions described in Sections 1.4(a)-(f), the Company shall repurchase from each Seller the number of Shares set forth next to such Seller’s name on Section 1.4(g) to the Company Disclosure Letter, in consideration for the number of Cobalt Common Shares set forth next to such Seller’s name on Section 1.4(g) to the Company Disclosure Letter (the “Share Repurchase”). As soon as practicable following the Share Repurchase, and prior to the Closing, the Company shall cancel the Shares repurchased in the Share Repurchase.
               (h) Prior to the Closing, at the request of Parent, AIL shall transfer the US IP Rights from AIL to a newly-formed, wholly-owned, private limited liability company formed under the laws of Malta (“Malta NewCo”). The terms and conditions of such transfer (the “IP transfer”) shall be subject to the approval of Parent (not to be unreasonably withheld or delayed) and the Shareholders’ Representative (not to be unreasonably withheld or delayed).
     5. Sections 2.1, 2.2 and 2.3 of the Agreement are hereby amended and restated to read in their entirety as follows:
                    2.1 The Sale.
               (a) Upon the terms and subject to the conditions set forth in this Agreement, at the closing of the transactions contemplated by this Article II (the “Closing”), the Sellers shall transfer, convey, assign and deliver to:
               (i) Purchaser, and Parent shall cause Purchaser to, and Purchaser shall, purchase and acquire from the Sellers all of the Sellers’ rights, title and interests in and to the Shares, free and clear of all Liens (other than Liens imposed by Parent and its Subsidiaries) (the “Company Sale”); and
               (ii) Parent, and Parent shall purchase and acquire from the Sellers, all of the Sellers’ rights, title and interests in and to the Cobalt Common Shares, free and clear of all Liens (other than Liens imposed by Parent and its Subsidiaries) (the “Cobalt Sale” and together with the Company Sale, the “Sale”).
                    2.2 Consideration.
               (a) In consideration for the Shares, the following capital sums (collectively, the “Company Consideration”), shall be paid to the Sellers (or as otherwise directed by the Shareholders’ Representative in accordance with this Agreement):
               (i) At the Closing, Parent, on behalf of Purchaser, shall pay an aggregate of:
               (A) $1,020,000,000 in cash (the “Company Cash Consideration”); and
               (B) 16,943,409 validly issued fully paid and non-assessable shares of common stock, $0.0033 par value, of Parent (the “Parent Common Stock”), subject to adjustment in accordance with Section 2.4 (the “Stock Consideration”).

               (ii) Parent shall cause Purchaser to, and Purchaser shall, pay the Atorvastatin Payments from time to time pursuant to and in accordance with Section 2.5.
               (b) In consideration for the Cobalt Shares, Parent shall take the following actions at the Closing:
               (i) Pay to the Sellers (or as otherwise directed by the Shareholders’ Representative in accordance with this Agreement) an aggregate of $30,000,000 in cash (the “Cobalt Cash Consideration” and, together with the Company Cash Consideration, the “Cash Consideration” and, together with the payments pursuant to Section 2.2(a)(i), the “Closing Consideration”); and
               (ii) Contribute to Cobalt Holdings validly issued fully paid and non-assessable shares of Parent Series A Preferred Stock with $200 million aggregate face amount (the “Preferred Stock Payment”).
For the avoidance of doubt, the Closing Consideration and Preferred Stock Payment paid to the Sellers pursuant to Sections 2.2(a) and 2.2(b) may be decreased in accordance with Section 6.15(a)(iii), including with respect to the acquisition of minority interests in the Subsidiaries set forth on Section 6.3(b) of the Company Disclosure Letter. At the Closing, the Preferred Stock Payment shall be deposited by Cobalt Holdings in the escrow account (“Escrow Account”) established pursuant to the Escrow Agreement. The Escrow Agreement shall provide that (A) Cobalt Holdings shall be the owner of the Preferred Stock Payment and all earnings, dividends, distributions, liquidation preference payments and redemption payments with respect thereto (collectively, the “Escrow Funds”) during such time as the Escrow Funds are held in the Escrow Account and (B) under certain circumstances, all or a portion of the Escrow Funds shall be released from the Escrow Account and delivered to the Shareholders’ Representative or the designee(s) of the Shareholders’ Representative (such amounts released and delivered as described this clause (ii), the “Preferred Stock Proceeds” and, together with Company Consideration and the Cobalt Cash Consideration, the “Consideration”).
               (c) The Consideration shall be paid to the Sellers in the proportions set forth on Section 2.2(a) of the Company Disclosure Letter. Section 2.2(a) of the Company Disclosure Letter shall be updated prior to the Closing Date to reflect changes in ownership of the Company’s ordinary shares and preferred shares.
               (d) Purchaser and Parent shall be entitled to deduct and withhold from the Consideration payable pursuant to this Agreement to any Seller such amounts as Purchaser or Parent, as applicable, is required to deduct and withhold under the Code, or any other applicable Tax Law, with respect to the making of such payment; provided, however, that in the event of a deduction or withholding which is not required by Law, Purchaser or Parent, as applicable, shall indemnify and hold harmless Sellers to the extent of any costs and Taxes not recovered from the applicable Taxing Authority, provided, further, however, that such Seller shall have pursued and exhausted all reasonable remedies to recover such Taxes from such Taxing Authority. In addition, to the extent that Purchaser or Parent, as applicable, does not withhold from the Consideration and it is subsequently determined that such withholding was required by Law, Sellers shall severally and not jointly indemnify and hold harmless Purchaser or Parent, as applicable, to the extent of any costs and Taxes that are due and owing from the Purchaser or Parent to the applicable Taxing Authority. The indemnification obligations contained in this Section 2.2(d) shall not be subject to the limitation as to survival period contained in Section 9.1 or the limitations contained in Section 9.5 (other than Section 9.5(e)).
          2.3 Closing. (a) The Closing shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019 at 10:00 a.m., New York time, on the second (2nd) Business Day following the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions), unless mutually agreed upon by the Shareholders’ Representative and the Parent, or at such other place, time or date as may be mutually agreed upon in writing by the Shareholders’ Representative and Parent (the “Closing Date”).
                         (b) At the Closing:
               (i) The Sellers shall deliver to Purchaser duly completed and signed share transfer forms on behalf of each of the Sellers in respect of the Shares, in customary form to be provided by the Company prior to the Closing, in favor of the Purchaser, or such Persons as the Purchaser may direct, free and clear of all Liens (other than Liens imposed by Parent and its Subsidiaries);
               (ii) The Sellers shall deliver to Parent the shares of Cobalt Common Shares (evidenced by entry in the stock ledger of Cobalt), free and clear of all Liens (other than Liens imposed by Parent and its Subsidiaries);
               (iii) The parties hereto shall enter into each of the Ancillary Agreements to the extent a party thereto;
               (iv) Parent, on behalf of Purchaser, shall pay to the Sellers, on behalf of Purchaser and its applicable Subsidiaries, (A) by wire transfer, to an account or accounts designated by the Shareholders’ Representative not less than two (2) Business Days prior to the Closing, immediately available funds in an amount equal to the Company Cash

Consideration; and (B) shares evidencing the Common Stock Consideration, as adjusted pursuant to Section 2.4;
               (v) Parent shall pay to the Sellers, on behalf of itself and its applicable Subsidiaries, by wire transfer, to an account or accounts designated by the Shareholders’ Representative not less than two (2) Business Days prior to the Closing, immediately available funds in an amount equal to the Cobalt Cash Consideration;
               (vi) Parent shall contribute the Preferred Stock Payment to Cobalt Holdings and shall cause Cobalt Holdings to, and Cobalt Holdings shall, deposit with an escrow agent mutually acceptable to the Shareholders’ Representative and Parent (the “Escrow Agent”), pursuant to the Escrow Agreement, the Preferred Stock Payment;
               (vii) The parties shall enter into such other documents and agreements as may be reasonably necessary to consummate the transactions contemplated hereby, such other documents and agreements to be consistent with the terms of this Agreement; and
               (viii) The Sellers shall deliver, or caused to be delivered, to Parent: (A) with respect to the Cobalt Sale, (1) a notice to the Internal Revenue Service (the “IRS”), in accordance with the requirements of United States Treasury Regulation Section 1.897-2(h)(2), in substantially the form attached hereto as Annex H, dated as of the Closing Date and executed by Cobalt, together with written authorization for Parent to deliver such notice form to the IRS on behalf of Cobalt after the Closing, and (2) a FIRPTA Certificate, in substantially the form attached hereto as Annex H, dated as of the Closing Date and executed by Cobalt; (B) with respect to each of the transactions described in Sections 1.4(a), (b), (e), (f) and (g), (1) a copy of a certificate from Cobalt which complies with United States Treasury Regulation Section 1.1445-2(c)(3) that no interest in Cobalt is a “United States real property interest” (as defined in Section 897(c)(1) of the Code), and (2) a copy of the notice of such certification provided by Cobalt to the IRS in accordance with the provisions of United States Treasury Regulation Section 1.897-2(h)(2).
     6. For purposes of the Agreement, Cobalt shall be considered a material Subsidiary of the Company at and prior to the Closing notwithstanding the transfer of the Cobalt Common Shares to the Sellers pursuant to Section 1.4(c) of the Agreement.
     7. Article III of the Agreement is hereby amended by adding the following Sections 3.23, 3.24 and 3.25 immediately following Section 3.24:
          3.23 Capitalization of Cobalt. (a) The authorized capital stock of Cobalt consists of 2,000 shares of common stock, par value $0.01 per share (“Cobalt Common Stock”), and 3,704 shares of Series A Preferred Stock, par value $0.01 per share (“Cobalt Preferred Stock”). There are 1,000 shares of Cobalt Common Stock and 3,704 shares of Cobalt Preferred Stock issued and outstanding, and these shares collectively constitute the Cobalt Common Shares and the Cobalt Preferred Shares, respectively. The Cobalt Common Shares and the Cobalt Preferred Shares are duly authorized, validly issued, fully paid and nonassessable and free and clear of all Liens. As of November 25, 2009, all of the Cobalt Common Shares are owned exclusively by APH and the individuals named on Section 4.8 of Sellers Disclosure Letter and all of the Cobalt Preferred Shares are owned exclusively by AIL. Except as set forth above, no common shares or preferred shares or other ownership interest in Cobalt is issued or outstanding, and there are no preemptive or other outstanding rights, subscriptions, options, warrants, stock appreciation rights, redemption rights, repurchase rights, convertible, exercisable, or exchangeable securities or other agreements, arrangements or commitments of any character relating to the issued or unissued share capital or other ownership interest in Cobalt or any other securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of Cobalt. Cobalt does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of Cobalt on any matter.
          (b) There are no voting trusts or other agreements or understandings to which Cobalt is a party with respect to the voting of the Cobalt Common Shares or the Cobalt Preferred Shares.
          3.24 Authority Relative to This Agreement. APH, AIL, ASL and Cobalt have all necessary organizational power and authority, and have taken all organizational action necessary, to execute, deliver and perform this Agreement and to consummate the transactions described in Section 1.4 and the other transactions contemplated by this Agreement in accordance with the terms of this Agreement. This Agreement has been duly and validly executed and delivered by APH, AIL, ASL and Cobalt and, assuming the due authorization, execution and delivery of this Agreement by the other parties, constitutes a valid, legal and binding agreement of APH, AIL, ASL and Cobalt, enforceable against APH, AIL, ASL and Cobalt in accordance with its terms, subject to the Bankruptcy and Equity Exception. The boards of directors (or similar governing body) of APH, AIL, ASL and Cobalt have approved and adopted this Agreement and the transactions contemplated herein. None of APH, AIL, ASL or Cobalt require approval by the holders of their respective securities to approve and adopt this Agreement and the transactions contemplated herein.
          3.25 Consents and Approvals; No Violations. No filing with or notice to, and no permit, authorization, registration, consent or approval of, any Governmental Entity or Self-Regulatory Organization is required on the part of APH, AIL, ASL or Cobalt for the execution, delivery and performance by APH, AIL, ASL or Cobalt of this Agreement or the consummation by APH, AIL, ASL or Cobalt of the transactions described in Section 1.4 and the other transactions contemplated by this Agreement, except (a) compliance with any applicable requirements of the HSR Act; or (b) the failure of which to make or obtain would not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole or to materially delay, or impair or prevent, consummation of the transactions contemplated hereby. Assuming compliance with the items described in clause (a) of the preceding sentence, neither the execution, delivery and performance of this Agreement by APH, AIL, ASL or Cobalt nor the consummation by APH, AIL, ASL or Cobalt of the transactions described in Section 1.4 or the other transactions contemplated by this Agreement will (i) conflict with or result in any breach, violation or infringement of any provision of the memorandum of association or articles of association of APH, AIL or ASL or the articles of incorporation or by-laws of Cobalt; (ii) result in a breach, violation or infringement of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to the creation of any Lien, except for Permitted Liens, or any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Company Material Contract; or (iii) violate or infringe any Law applicable to APH, AIL, ASL or Cobalt, or any of their respective properties or assets; except in the case of clause (ii) or (iii), for breaches, violations, infringements, defaults, Liens or other rights that would not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole or that would materially delay, or impair or prevent, consummation of the transactions contemplated hereby.
     8. Article IV of the Agreement is hereby amended by adding the following Section 4.8 immediately following Section 4.7:
          4.8 Title to Shares. As of immediately prior to the Closing, such Seller is the lawful record owner of and owns beneficially the Cobalt Common Shares set forth opposite such Seller’s name in Section 2.2(a) of the Company Disclosure Letter free and clear of any Lien, except as set forth on Section 4.8 of the Sellers Disclosure Letter. Such Seller is not a party to any option, warrant, purchase right, or other Contract or commitment (other than this Agreement) obligating such Seller to sell, transfer, pledge or otherwise dispose of any capital stock of Cobalt, except as set forth on Section 4.8 of the Sellers Disclosure Letter. Such Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any share capital of Cobalt. Upon the Closing, Parent shall own all of such Seller’s shares of Cobalt, free and clear of all Liens (other than Liens imposed by Parent and its Subsidiaries).
     9. Section 5.8 of the Agreement is hereby amended by replacing references to “the Shares” with “the Shares and the Cobalt Shares.”

     10. Article V of the Agreement is hereby amended by adding the following Section 5.13, 5.14 and 5.15 immediately following Section 5.12:
          5.13 Organization of Cobalt Holdings. Cobalt Holdings is a limited liability company organized under the laws of Delaware and has all requisite organizational power and authority to carry on its businesses as now being conducted and is qualified to do business and is in good standing, if applicable, as a foreign organization in each jurisdiction where the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing or to have such power or authority would not reasonably be expected to have a Parent Material Adverse Effect. Cobalt Holdings is a wholly-owned direct or indirect subsidiary of Parent and was formed for the purpose of entering into this Agreement and consummating the transactions contemplated hereby.
          5.14 Authority of Cobalt Holdings Relative to This Agreement. Cobalt Holdings has all necessary organizational power and authority, and has taken all organizational action necessary, to execute, deliver and perform this Agreement and to consummate the transactions contemplated by this Agreement in accordance with the terms of this Agreement. This Agreement has been duly and validly executed and delivered by Cobalt Holdings and assuming the due authorization, execution and delivery of this Agreement by the other parties, constitutes a valid, legal and binding agreement of Cobalt Holdings, enforceable against Cobalt Holdings in accordance with its terms, subject to the Bankruptcy and Equity Exception.
          5.15 Consents and Approvals for Cobalt Holdings; No Violations. No filing with or notice to, and no permit, authorization, registration, consent or approval of, any Governmental Entity or Self-Regulatory Organization is required on the part of Cobalt Holdings for the execution, delivery and performance by Cobalt Holdings of this Agreement or the consummation by Cobalt Holdings of the transactions contemplated by this Agreement, except compliance with (a) the applicable requirements of the HSR Act; (b) the failure of which to make or obtain would not reasonably be expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole or to materially delay, or impair or prevent, consummation of the transactions contemplated hereby. Assuming compliance with the items described in clause (a) of the preceding sentence, neither the execution, delivery and performance of this Agreement by Cobalt Holdings nor the consummation by Cobalt Holdings of the transactions contemplated by this Agreement will (i) conflict with or result in any breach, violation or infringement of any provision of the governing documents of Cobalt Holdings; (ii) result in a breach, violation or infringement of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to the creation of any Lien, except for Permitted Liens, or any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any material Contract to which Cobalt Holdings is a party or by which any of its material properties or assets may be bound; or (iii) violate or infringe any Law applicable to Cobalt Holdings or any of its properties or assets, except in the case of clause (ii) or (iii), for breaches, violations, infringements, defaults, Liens or other rights that would not reasonably be expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole or that would materially delay, or impair or prevent, consummation of the transactions contemplated hereby.
     11. Section 7.2 of the Agreement is hereby amended by adding the following Section 7.2(h) following Section 7.2(g):
          (h) As of the Closing, Parent shall hold one hundred percent (100%) of the outstanding Cobalt Common Shares.
     12. Section 9.5 of the Agreement is hereby amended by deleting the reference to “Section 2.2(c)” and inserting “Section 2.2(d).”
     13. For the avoidance of doubt, the parties agree that any Income Tax refund received by the Company or any Subsidiary organized under the Laws of Malta (“Maltese Affiliate”), following the Closing Date, from the Maltese Inland Revenue Department pursuant to Article 48 of the Maltese Income Tax Management Act with respect to profits distributed by the Company’s Maltese Affiliates shall be for the account of Parent and shall not be treated as a refund or credit of or against an Excluded Tax for purposes of Section 10.3 of the Agreement.
     14. Annex A of the Agreement is hereby amended and restated to read in its entirety as set forth in Annex A hereto.
     15. Exhibit B to the Agreement is hereby amended and restated to read in its entirety as set forth in Annex B hereto.
     16. Pursuant to Section 6.4 of the Agreement, Parent hereby consents to the divestiture transactions of the Company and its Subsidiaries described on Annex C hereto.
     17. Section 1.1(d) of the Company Disclosure Letter is hereby added to the Company Disclosure Letter as set forth in Annex D hereto.
     18. Section 1.4(g) of the Company Disclosure Letter is hereby added to the Company Disclosure Letter as set forth in Annex E hereto.
     19. Section 2.2(a) of the Company Disclosure Letter is hereby amended and restated to read in its entirety as set forth in Annex F hereto.
     20. Section 4.8 of the Sellers Disclosure Letter is hereby added to the Sellers Disclosure Letter as set forth in Annex G hereto.
     21. Except as specifically amended herein, the Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects, except that on and after the date hereof all references in the Agreement to “this Agreement,” “hereto,” “hereunder” or words of like import referring to the Agreement shall mean the Agreement as amended by this

Amendment. Sections 11.2 through 11.11 of the Agreement are restated herein in full, with the exception that references to “this Agreement” shall be references to “this Amendment” and, in the case of Sections 11.4 and 11.5 of the Agreement, “this Agreement” shall be references to “the Agreement and this Amendment.”
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          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.

ROBIN HOOD HOLDINGS LIMITED
By:	/s/ Howard S. Simson
	Name:	Howard S. Simson
	Title:	Director

ARROW PHARMACEUTICAL HOLDINGS LTD.
By:	/s/ Howard S. Simson
	Name:	Howard S. Simson
	Title:	Director

COBALT LABORATORIES, INC.
By:	/s/ Anthony S. Tabatznik
	Name:	Anthony S. Tabatznik
	Title:	Director

ARROW INTERNATIONAL LTD.
By:	/s/ Anna Power
	Name:	Anna Power
	Title:	Chief Operating Officer

ARROW SUPPLIES LTD.
By:	/s/ Anna Power
	Name:	Anna Power
	Title:	Director

[SIGNATURE PAGE TO FIRST AMENDMENT TO
THE SHARE PURCHASE AGREEMENT]

WATSON PHARMACEUTICALS, INC.
By:	/s/ Paul M. Bisaro
	Name:	Paul M. Bisaro
	Title:	President and Chief Executive Officer

WATSON PHARMA S.À.R.L
By:	/s/ Paul M. Bisaro
	Name:	Paul M. Bisaro
	Title:	President and Chief Executive Officer

Anthony Selwyn Tabatznik, as the SHAREHOLDERS’ REPRESENTATIVE
By:	/s/ Anthony S. Tabatznik
	Name:	Anthony S. Tabatznik

WATSON COBALT HOLDINGS, LLC
By:	/s/ Paul M. Bisaro
	Name:	Paul M. Bisaro
	Title:	Authorized Person

As Attorney-in-Fact for the Sellers named on Annex A to this Amendment
By:	/s/ Anthony S. Tabatznik
	Name:	Anthony S. Tabatznik
	Title:	Attorney in Fact

[SIGNATURE PAGE TO FIRST AMENDMENT TO
THE SHARE PURCHASE AGREEMENT]